Exhibit 99.1

Kimball Electronics, Inc. Announces Second Annual Environmental, Social and Governance (ESG) Report
JASPER, Ind., Dec. 16, 2020 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (Nasdaq: KE), (the “Company”), today announced the release of its second annual Environmental, Social and Governance (ESG) Report.
The report provides specific examples from 2020 of how the Company has further put its long-term environmental, social, and governance principles into action to illustrate how its facilities and employees fulfill its Company purpose, “Creating Quality for Life.”
“Our ESG beliefs and practices are near and dear to us, and we recognize the importance of them to all of our stakeholders, including our investors, our people, and our communities, as well as to the greater good of humankind. We will strive each year for improvements in our reporting and transparency,” said Chairman and CEO, Donald D. Charron.
Added Charron, “Despite the global interruptions and challenges caused by the COVID-19 pandemic, 2020 brought out the best in our people in various ways, many of which are noted in our second ESG report. We have always taken pride in doing the right thing. What our 2020 ESG report clearly shows is that we can still do the right thing—even during the toughest of times.”
Kimball Electronics’ 2020 ESG Report can be found on the Company’s website at www.kimballelectronics.com on the Investor Relations page in the Corporate Governance section or on the Company’s Social Responsibility page.
About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (Nasdaq: KE) is headquartered in Jasper, Indiana.

To learn more about Kimball Electronics, visit: www.kimballelectronics.com.